Exhibit 21.1

Subsidiaries of

Duke Energy Progress, LLC

Name of Subsidiary	Jurisdiction of Formation
Duke Energy Progress Receivables LLC	Delaware

Duke Energy Progress NC Storm Funding LLC	Delaware